Exhibit 10.3

COMFORCE CORPORATION

SECOND RESTATED DEFERRED COMPENSATION PLAN

AS CONTINUED IN EFFECT PURSUANT TO THE RESOLUTIONS ADOPTED BY THE COMPANY’S STOCK OPTION AND COMPENSATION COMMITTEE AND BOARD OF DIRECTORS EFFECTIVE MARCH 31, 2008

1.           Purpose

The purpose of the COMFORCE Corporation Deferred Compensation Plan (the “Plan”) is to provide deferred compensation to certain officers and key management employees (“Employees”) who render services to COMFORCE Corporation, a Delaware corporation (“COMFORCE”), and/or any of its subsidiaries that are 50% or more owned by it (collectively, together with COMFORCE, the “Company”).

2.	Administration

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.  Subject to the provisions of the Plan, the Committee shall have exclusive power to select the Employees to participate in the Plan and the time or times when such participation will commence.  The authority granted to the Committee by the preceding sentence will be exercised based upon recommendations received from the management of the Company.

The Committee shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any awards may be made or payable, and to make any other determinations which it believes necessary or advisable for the administration of the Plan.  Determinations by the Committee shall be made by majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan.

3.	Definitions

As used in this Plan, the following terms shall have the following meanings:

(a)	“Aggregate Sum” shall mean the sum of the Total Deferred Credit and the Total Interest Credit.

(b)
“Change of Control” shall mean a change in ownership or effective control of COMFORCE, or in the ownership of a substantial portion of the assets of COMFORCE, as provided in regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)	“Commencement Date” shall mean the date set forth in the Grant Letter.

(d)	“Deferred Credits” shall mean the deferred credits awarded to Employees under this Plan.

(e)
“Employment Termination Date” means the date of the Employee’s separation from service, as defined in regulations promulgated under Section 409A of the Code and herein, if such separation from service occurs prior to any Change of Control.  A separation from service will occur when an Employee’s level of services drops to 49% or less of the average level of services provided by the Participant over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period).  If an Employee’s status changes from an employee to an independent contractor, the determination of the Employment Termination Date will not take into account the services provided as an independent contractor unless required by regulations promulgated under Section 409A of the Code.

(f)	“Grant Letter” shall be as set forth in Exhibit A attached to this Plan (which may be modified at any time and from time to time by the Compensation Committee).

(g)
“Interest Credit” shall mean the sum equivalent to interest compounded quarterly at the Mid-Term Monthly Applicable Federal Rate (“AFR”) as promulgated from time to time by the Internal Revenue Service.  Interest Credit shall apply beginning when the Deferred Credit is credited to the employee pursuant to section 4, and shall continue until the Termination Date.

(h)	“Quarterly Period” shall mean each consecutive period of three (3) months commencing on the first day of the calendar quarter next succeeding the Commencement Date.

(i)
“Specified Employee” shall have the meaning ascribed to such term under Section 409A(a)(2)(B)(i) of the Code and regulations promulgated thereunder or as set forth in any resolution adopted by the Company from time to time in accordance with such sections of the Code and the regulations promulgated thereunder.

(j)	“Termination Date” shall mean the earlier of (i) the Employment Termination Date, or (ii) the date of the occurrence of any Change of Control.

(k)	“Total Deferred Credit” shall mean the sum of the Deferred Credits earned by the Employee during the period commencing with the Commencement Date and terminating with the Termination Date.

(l)	“Total Interest Credit” shall mean the sum of the Interest Credits on the Total Deferred Credit earned by the Employee.

4.	Earnings of Credits

The Employee shall earn one (1) Deferred Credit for each Quarterly Period commencing with the Quarterly Period next following the Commencement Date and terminating with the Termination Date.  Deferred Credit shall be credited to the Employee at the beginning of the Quarterly Period following the Quarterly Period during which the Deferred Credit was earned.  Any initial Deferred Credit provided for in the Grant Letter shall be credited to the Employee as of the Commencement Date.

5.	Payment of Deferred Compensation

(a)
Upon the occurrence of the Employment Termination Date, the Aggregate Sum shall be determined.  This Aggregate Sum shall then be divided by the number of Quarterly Periods in which this Aggregate Sum was earned (the “Accrual Period”).  The quotient shall be multiplied by two and the result shall constitute an amount of each “Deferred Payment” to be made as provided in this Section 5.  The period (the “Payment Period”) over which the Deferred Payments shall be made shall be one-half of the duration of the Accrual Period.

By way of example, assume the Aggregate Sum is $50,000 and the Accrual Period is 20 Quarterly Periods, then the Deferred Payment shall be $5,000 and the Payment Period shall be 10 Quarterly Periods.

In the case of any Employee who is not a Specified Employee, the last day of the Quarterly Period commencing next following the Employment Termination Date occurs shall be deemed to be the “First Payment Date”   In the case of any Specified Employee, the last day of the Quarterly Period commencing six (6) months following the Employment Termination Date occurs shall be deemed to be the “First Payment Date” The date of the First Payment and the last day of each Quarterly Period thereafter during the Payment Period shall each be a “Payment Date.”

Subject to the provisions of Sections 5(b) and 5(c), on each Payment Date until all Deferred Payments are made, the Company shall pay to the Employee:

(i) One Deferred Payment; and

(ii) an amount equal to interest compounded monthly at the Interest Credit, calculated from the First Payment Date and continuing until such Payment Date, on the Aggregate Sum as of the Employment Termination Date less the aggregate amount of all Deferred Payments theretofore made.

(b)
If a Change of Control shall occur prior to the Employment Termination Date, the Company shall make a lump sum cash payment to the Employee within 30 days after the date of the Change of Control in an amount equal to the Aggregate Sum as of the date of the Change of Control.

(c)	If a Change of Control shall occur following the Employment Termination Date but prior to the final Payment Date,

(i)
in the case of any Employee who is not a Specified Employee, the Company shall make a lump sum cash payment to the Employee within 30 days after the date of the Change of Control in an amount equal to the

Aggregate Sum (as of the Employment Termination Date) less any Deferred Payments made pursuant to Section 5(a); and

(ii)
in the case of any Specified Employee, the Company shall make a lump sum cash payment to the Employee on the later of (A) the date that is six (6) months following the Employment Termination Date or (B) within 30 days after the date of the Change of Control, in an amount equal to the balance of the Aggregate Sum (as of the Employment Termination Date) less any Deferred Payments made pursuant to Section 5(a).

(d)	If the Employee is not alive at any Payment Date, the amounts payable on such Payment Date shall be paid instead to the Employee’s estate.

6.	Benefits Subject to Company Creditors

All amounts due Employees under the Plan constitute a liability to the Company.

The Company may, although it is not required to, segregate any funds for the purposes of this Plan but, in the event of such segregation, such amounts will remain part of the Company’s general assets and will be subject to the claims of the Company’s general creditors.

7.	Withholding

The Company or employer shall deduct from all payments under the Plan federal, state and local income and employment taxes, as required by applicable law.  Amounts deferred will be taken into account for purposes of any tax or withholding obligation under the Federal Insurance Contributions Act and Federal Unemployment Tax Act, not in the year distributed, but at the later of the year the services are performed or the year in which the rights to the amounts are no longer subject to a substantial risk of forfeiture, as required by Sections 3121(v)(2) and 3306(r)(2) of the Code and the regulations thereunder.  Amounts required to be withheld pursuant to Sections 3121(v)(2) and 3306(r)(2) of the Code generally shall be withheld out of other current wages paid by the employer, but, alternatively, may be paid by the Participant’s delivery of cash or a check satisfactory to the Committee.

8.	Vesting

Subject to the provisions of this agreement, the Employee shall be fully vested in his Aggregate Sum except that he shall forfeit all such amounts in the event that his termination of employment was caused by or results from (i) the Employee having been convicted of a felony, a crime of moral turpitude, or any crime involving the Company (other than pursuant to actions taken at the direction of or with approval of the Board of Directors of the Company; or (ii) a determination by the Board of Directors of the Company that the Employee was engaged in fraud, misappropriation or embezzlement.

9.	Miscellaneous Provisions

(a)	No Employee shall have any claim or right to become a participant under the Plan.

(b)	Neither the Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company.

(c)	Except when otherwise required by the context, any masculine terminology in this document shall include the feminine and any singular terminology shall include the plural.

(d)
The right of any Employee (or beneficiary of an Employee) to any benefit or to any payment hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind.

(e)
The provisions of this Plan shall be construed, administered, and enforced in accordance with the laws of the State of New York, other than its laws respecting choice of law, to the extent not pre-empted by federal law.

(f)
If an Employee (or beneficiary of an Employee) entitled to receive any benefits hereunder is determined by the Committee to be legally incapable of giving valid receipt and discharge for such benefits, the benefits may be paid to the duly appointed personal representative of such person.

10.	Claims Processes

In the event that an Employee (or the beneficiary of an Employee) does not receive any Plan benefit that is claimed, such person shall be entitled to consideration and review as provided herein.  Such consideration and review shall be conducted in a manner designed to comply with Section 503 of the Employee Retirement Income Security Act of 1974.

Upon receipt of any written claim for benefits, the Committee shall be notified and shall give due consideration to the claim presented.  If the claim is denied to any extent by the Committee, the Committee shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the provisions of this section.

A claimant who has a claim denied may appeal to the Committee for reconsideration of that claim.  A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial.

Upon receipt of an appeal, the Committee shall promptly take action to give due consideration to the appeal.  Such consideration may include a hearing of the parties involved, if the Committee feels such a hearing is necessary.  In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments.  After consideration of the merits of the appeal, the Committee shall issue a written decision which shall be binding on all parties.  The decision shall be written in a manner calculated to be understood by the claimant, and shall specifically state its reasons and pertinent Plan provisions on which it relies.  The Committee’s decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held, the decision may be issued within one hundred twenty (120) days after the appeal is filed.

The Committee may designate one or more of its members or any other person of its choosing to make any determination otherwise required under this section.

11.	Amendment of the Plan

The Board of Directors of the Company may alter or amend the Plan from time to time and at any time, or terminate the Plan at any time.

No amendment to the Plan or its termination may alter, impair, or reduce the “Aggregate Sum” accrued for any Employee up to the time of such amendment or termination, nor will any amendment or plan termination allow payments to be made in a manner so as to be an impermissible acceleration under section 409A of the Code.

Exhibit A

Dear _______________________:

You have been hereby chosen to participate in the Comforce Corporation Deferred Compensation Plan (the “Plan”), a copy of which is attached to this letter.

Please note that: Commencement Date shall be______________________________.

Deferred Credit shall be an amount equal to one and one half percent (1.5%) of your total wages as defined in Section 3401(a) of the Internal Revenue Code of 1986, as amended, based upon each Quarterly Period as defined in the Plan commencing with the next succeeding Quarterly Period. Total wages shall not include (i) reimbursements or other expense allowances, (ii) fringe benefits, (iii) moving expenses, (iv) deferred compensation paid or accrued and, (v) welfare benefits.

In addition you shall be awarded an initial Deferred Credit in an amount equal to $__________.

If the above is acceptable to you, please sign one copy of this letter and return it to us.

Very truly yours,

COMFORCE Corporation

By
The above is acceptable to me: